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Emisphere Technologies, Inc. Announces Fourth Quarter and
Year End Financial Results for 2006

TARRYTOWN, NY, February 27, 2007— Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced financial results for the fourth quarter and year ended December 31, 2006. The Company also reviewed highlights from the year, including key developments in its proprietary product pipeline and an update on Emisphere’s partnerships.

Fourth Quarter Results

Emisphere reported a net loss of $3.0 million, or $0.11 per share, basic, and $0.30 per share, diluted, for the quarter ended December 31, 2006, compared to a net loss of $9.2 million, or $0.39 per share, basic, and $0.41 per share, diluted, for the quarter ended December 31, 2005.

Revenues for the fourth quarter of 2006 were $0.3 million, an increase of $0.1 million or 83% from the same quarter in 2005. The increase in revenues is related to an increase in feasibility studies performed.

Total operating expenses were $8.7 million for the 2006 fourth quarter, a decrease of
$1.2 million, or 12% from the same quarter last year. Total operating expenses include research and development costs of $4.8 million, a decrease of $0.4 million, or 8%, compared to last year’s fourth quarter, and general and administrative expenses of $3.0 million, a decrease of $0.4 million, or 12%, compared to the same period last year. The decrease in operating expenses is primarily related to a decrease of $0.5 million related to clinical trials and outside lab fees, as the studies related to heparin and insulin ended prior to the fourth quarter, a decrease of $0.3 million related to occupancy costs as the result of a decrease in utility costs, and a decrease of $0.2 million, related to a decrease in expenses associated with compliance with the Sarbanes-Oxley Act of 2002.

For the quarter ended December 31, 2006, the Company had other income of $5.4 million, an increase of $4.9 million from the quarter ended December 31, 2005.
The increase in the other income is primarily related to the increase in the change in the fair value of derivative instruments of $4.7 million.

Cash, cash equivalents and investments held as of December 31, 2006 were $21.5 million, a net increase of $12.3 million from such amounts held on December 31, 2005.

Year End Results

Emisphere reported a net loss of $41.8 million, or $1.58 per share, basic and diluted, for the year ended December 31, 2006, compared to a net loss of $18.1 million, or $0.81 per share, basic and diluted, for the year ended December 31, 2005.

Revenues of $7.3 million reflected an increase of $3.7 million or 105% from 2005 to 2006. The increase in revenues for 2006 is primarily related to the collaboration with Novartis Pharma AG on Oral Recombinant Parathyroid Hormone (“rhGH”), for which Emisphere received a $5 million milestone payment in May of 2006. Revenues also increased as a result of the new collaboration formed with Genta, Inc., which recognized revenue of $0.2 million in 2006.

Total operating expenses were $34.4 million for the year ended December 31, 2006, a decrease of $1.6 million, or 4% compared to the year ended December 31, 2005. Total operating expenses include research and development costs of $18.9 million, which remained relatively constant compared to 2005, and general and administrative expenses of $11.7 million, a decrease of $1.4 million or 11% compared to the same period last year. The decrease in operating expenses primarily relates to a $1.4 million decrease in outside professional fees and a $1.0 million decrease in clinical costs and lab fees. These decreases were offset by an increase in human resource costs of $1.3 million. The increase in human resource costs primarily related to the implementation of Statement of Financial Accounting Standards 123R, “Share Based Payment,” (“SFAS 123R”), which resulted in a $1.6 million compensation expense that did not occur in 2005.

For the year ended December 31, 2006, the Company had other expenses of $14.7 million, an increase of $29 million from the year ended December 31, 2005, which showed other income of $14.4 million. This change primarily resulted from two non-recurring events. In the year ended December 31, 2005, the Company realized a gain on the extinguishment of note payable of $14.7 million and in the year ended December 31, 2006, the Company realized an expense related to the beneficial conversion of convertible security of $12.2 million. The remaining increase results from increased interest expense due to higher average debt levels ($1.2 million) and the change in the value of certain derivatives ($0.8 million).

Weighted average shares outstanding for the year ended December 31, 2006 and December 31, 2005 were 26.5 million and 22.3 million, respectively.

“We had a year of business and technical advance in 2006. Novartis executed its license option for use of our eligen® delivery technology with parathyroid hormone and made a $5 million milestone payment related to our human growth hormone license agreement. We reported positive clinical results from the Novartis rhGH program as well. An exclusive worldwide licensing agreement was executed with Genta Corporation and a collaboration agreement was executed with Roche. Progress was made in our oral heparin and insulin programs. In addition, this year the Company completed a stock sale with net proceeds of $31.1 million and Emisphere was added to the Russell 3000 Index. In 2007 we expect to execute on the development of the key partnered and internal programs,” said Lewis H. Bender, President and Chief Executive Officer of Emisphere Technologies, Inc.

Oral Heparin

In the fourth quarter of 2006, the Company met with the FDA on our heparin program. Following that meeting, the Company submitted a Phase III protocol design to FDA for review. FDA has accepted the key elements of our Phase 3 protocol. The Company hopes to finalize the program in the near term.

Oral Insulin

Results from a Phase II study on insulin were announced. The Company looks forward in 2007 to working with key, independent scientific thought leaders in the field of diabetes to advance this program.

Partnerships

Lilly
In January, the U.S. district court in Indianapolis ruled in Emisphere’s favor in the litigation with Eli Lilly and the Company was granted the rights back to its oral parathyroid hormone (“PTH”) franchise along with intellectual property rights to a patent on GLP-1 that used our technology.

Novartis
A Phase III study for osteoporosis has been initiated. In addition, in the fourth quarter, collaborators of Novartis and their partners published a paper in the Journal Arthritis and Rheumatism on the use of oral calcitonin in knee Osteoarthritis (“OA”). The conclusion by the investigators is that oral calcitonin could be a potential treatment for knee OA.

In 2006, Novartis executed its license option for the development and commercialization of oral PTH using our eligen® delivery technology. Emisphere is eligible for milestone payments totaling up to a maximum of $30 million, plus royalties on sales of the product.

Novartis conducted a human clinical study with a prototype oral growth hormone formulation. The study showed in growth hormone deficient patients, who were given oral rhGH using our technology, that growth hormone peaks were recorded in all patients at some time points and an increase in IGF-I was seen in a number of patients, leading to a statistically significant increase in mean serum IGF-1 at day 7 compared with end of wash-out.

Roche
The Company received a milestone from Roche related to its former license agreement. A new, multi-product research collaboration agreement with Roche began and will explore the use of Emisphere’s eligen® technology in feasibility studies for oral formulations of a number of Roche molecules.

Genta
The exclusive worldwide licensing agreement signed will develop an oral formulation of a gallium-containing compound with Genta. During the year Emisphere worked extensively with Genta on the development project. Costs for the development are being funded by Genta.

Other
Emisphere entered into a number of feasibility research collaborations with pharmaceutical and biotechnology firms. In addition, with an academic collaborator, the Company conducted clinical studies with GLP-1 and hopes to publish the information in 2007.

Teleconference Information

Emisphere will hold a teleconference to discuss its fourth quarter and year end 2006 financial results today, beginning at 10:00 a.m. Eastern Time. During the call, Emisphere’s President and Chief Executive Officer, Lewis H. Bender, will present an update of recent product developments and corporate highlights.

A replay of the teleconference will be accessible approximately two hours following the end of the call and will be archived through March 6, 2007.

The live conference call dial-in number is: 1-800-565-5442 (U.S./Canada) or

1-913-312-1298 (International).

To access a replay of the call: 1-888-203-1112 (U.S./Canada) or

1-719-457-0820 (International)

Conference replay PIN number is: 2448201

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording, please go to the Investor Relations portion of the Company’s website at: http://www.emisphere.com/ir.asp

Please visit the site at least five minutes prior to start time for instructions.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no.
1-10615) filed on March 16, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three and twelve months ended December 31, 2006 and 2005
(in thousands, except share and per share data)

Condensed Statements of Operations

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$283	$155	$7,259	$3,540

Costs and expenses:
Research and development	4,727	5,225	18,892	18,915
General and administrative expenses	3,036	3,426	11,693	13,165
Loss/(gain) on sale and impairment of fixed assets, net of impairment loss	6	139	2	(397)
Depreciation and amortization	916	1,051	3,800	4,312

Total costs and expenses	8,685	9,841	34,387	35,995

Operating loss	(8,402)	(9,686)	(27,128)	(32,455)

Other income and (expense):
Beneficial conversion of convertible security.	-	—	(12,215)	—
Gain on extinguishment of note payable	-	—	—	14,663
Investment and other income	419	203	1,302	1,506
Change in fair value of derivative instruments	5,574	894	(1,390)	(624)
Interest expense	(606)	(567)	(2,335)	(1,141)

Total other income and (expense)	5,387	530	(14,638)	14,404

Net loss	$(3,015)	$(9,156)	$(41,766)	$(18,051)

Net loss per share, basic and diluted	$(0.11)	$(0.39)	$(1.58)	$(0.81)

Net loss per share, basic and diluted	$(0.30)	$(0.41)	$(1.58)	$(0.81)

Weighted average shares outstanding, basic	28,204,021	23,363,931	26,474,072	22,300,646

Weighted average shares outstanding, diluted	29,016,663	23,597,107	26,474,072	22,311,881

Condensed Balance Sheets
	December 31,	December 31,
	2006	2005
	(unaudited)	(unaudited)
Assets:
Cash, cash equivalents, restricted cash and investments	$21,533	$9,218
Accounts receivable	216	71
Prepaid expenses and other current assets	1,082	951

Total current assets	22,831	10,240
Equipment and leasehold improvements, net	2,652	5,899
Purchased technology, net	1,794	2,034
Other assets	815	815

Total assets	$28,092	$18,988

Liabilities and stockholders’ deficit:
Current liabilities	$9,454	$10,762
Notes payable	24,744	22,857
Other long-term liabilities	-	264
Stockholders’ deficit	(6,106)	(14,895)

Total liabilities and stockholders’ deficit	$28,092	$18,988

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